August 17, 2006

Gryphon’s Borealis Feasibility Study Completed;
Company to Advance Gold Resources to Production

Denver, CO and Vancouver, B.C. — Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) today announced that the Company is in receipt of a positive feasibility study regarding the heap leachable resources of its fully permitted Borealis Gold Property, located 12 miles southwest of Hawthorne, Nevada. Based upon these results, the Company has decided to place these heap leach resources into production.

The study, conducted by Samuel Engineering, Inc., is focused on an open pit mine with two-stage crushing and conventional carbon adsorption extraction through a 7,300 metric tonnes per day heap leach operation. It represents an unoptimized, technically feasible design for the leachable gold deposit.

The results of the base case model uses a gold price of US$475 per ounce and a silver price of US$7.92/oz (60:1), allows for all taxes and a 100-per-cent equity financing of the development budget. The base case details are:

•	Nominal annual production of 58,000 ounces of gold and 546,000 ounces of silver (67,000 ounces/yr gold equivalent)

•	Initial capital cost of US$15.4 million, of which US$9.2 million is fixed assets and infrastructure, US$4.2 million is bonding and US$2 million working capital
•	Cash operating cost, net of silver credits, is $264 per ounce of gold
•	Initial mine life of 6 years
•	After-tax internal rate of return (IRR) of 31 percent
•	Crushing plant throughput of three million tonnes per year
•	Life of mine strip ratio: 1.4:1
•	Leach ore grade: 1.0 grams per tonne (g/t) gold and 18.5 grams per tonne (g/t) silver

Decision, Optimization and Construction

Based upon the base case results of this feasibility study the Company’s directors have authorized management to proceed with the financing, optimization and construction of the heap leach mine on the Borealis property. As previously reported on June 26, 2006, key regulatory approvals required to place the Borealis gold resource into production have been received.

A preliminary assessment of the resources not included in mineral reserves indicates that the mine life may be extended to 8.5 years. The preliminary assessment includes inferred resources that are too uncertain to have economic considerations applied for them to be categorized as mineral reserves, but some of which are included within the limits of designed pits and will be mined. Additional drilling and sampling will be required to advance these inferred resources into a proven and probable reserve classification.

Completion of construction and the first gold pour is targeted within 8 months of securing the financing. The Company is in discussions with several financial institutions for a debt or combination debt/equity financing of the mine, and is also in negotiations with several contract miners for operation of the mining and crushing facilities. The cash flow from this mine is expected to fund the multi-year exploration programs required to fully assess this 27.5 square mile property, which hosts multiple-targets. It will also fund participation in other opportunities.

Feasibility Study Data

The study estimates the open pit gold deposits presently contain proven and probable leachable reserves of 13.7 million metric tonnes containing approximately 433,500 ounces of gold and 8.2 million ounces of silver, using a gold price of US$475 per ounce of gold and a silver price of US$7.92 per ounce. Estimated total gold and silver recovery from the oxide deposits over a six year mine life will be approximately 297,000 ounces gold and 2.9 million ounces silver.

The base case contemplates an average production rate of 7,300 metric tonnes per day of heap leach material (amounts vary year to year). Life-of-mine strip ratio will be 1.4:1 with annual production averaging approximately 58,000 ounces of gold and 546,000 ounces of silver. The cutoff gold grade for both mineral reserves and mineral resources is 0.34g/t for in-place material and 0.21 g/t for previously mined and stockpiled material.

Reserves and Resources of the Borealis Deposits

Mineral Reserves	Proven & Probable

Heap Leach deposit	Tonnage (millions)	Grade g/t	Contained Ozs (millions)	Stripping Ratio (ore: waste)

Gold		1.0	0.43
Silver		18.5	8.18

	13.7			1.4:1

Mineral Resources	Measured & Indicated			Inferred

Heap Leach deposit (exclusive of reserves)	Tonnage (millions)	Grade g/t	Contained Ozs (millions)	Stripping Ratio (ore: waste)

Gold		0.6	0.37	0.37
Silver		9.8	6.65	9.10

	20.9
Graben Sulphide deposit (not included in feasibility)

Gold		1.7		0.53	0.35
Silver		13.3	r	4.20	1.04

	9.8

Mineral Resources	Measured & Indicated			Inferred

Heap Leach & Graben Sulphide deposits	Tonnage (millions)	Grade g/t	Contained Ozs (millions)	Stripping Ratio (ore: waste)

Gold		0.9	1.33	0.72
Silver		13.3	19.03	10.14

	44.4

The reported reserves and resources are diluted, with metallurgical recovery not applied

The Borealis project is located on a major Nevada highway route and is locally well serviced, with existing infrastructure, electric power and water sources all within 5 miles of the mine-site. The project is situated near two towns with skilled mining labor forces. Mining has been an important part of the culture in the area for decades. The Borealis project has received strong support from the local communities and government agencies.

“This feasibility study is a result of the intensive work and contributions by many people and organizations. Gryphon is delighted to have received such positive results from the Borealis gold feasibility study,” said Allen Gordon, President of Gryphon Gold. “We look forward to optimizing the project and to quickly developing a highly profitable, new gold mine in Nevada.”

Exploration Success

The Company has expanded on its recent Graben sulphide gold resource (existing 875,000 ounces) drilling success by initiating three new components to the Company’s continuing exploration programs. A geophysical survey is scheduled for completion during early September 2006 designed for targeting sites for the two new drilling programs. A $1.4 million 20-hole drilling program consisting of a series of broad step-out holes along the northern extension of the Graben trend is scheduled to commence in September 2006. This program is designed to delineate the northern and western limits of the Graben deposit’s gold mineralization. Simultaneously the Company is commencing a $550,000 reconnaissance and drilling program designed to determine which of the six other gold mineralized targets identified to date will be the focus of the next exploration program.

The Graben zone, one of seven targets identified to date, offers the potential of a substantial gold resource located near existing infrastructure and amenable to open pit, bulk-tonnage mining, if proven economic.

Consulting Engineers

Gryphon Gold retained Samuel Engineering and other engineering contractors to develop the required technical information and complete a Feasibility Study for the Borealis Heap Leach Gold Project. Samuel Engineering and Knight Piesold prepared the process and infrastructure design and capital and operating cost estimates. Other consultants included Pincock Allen and Holt (mine planning and reserve estimating), Ore Reserves Engineering (mineral resource models), Knight Piesold (environmental and geotechnical engineering), John F. Abel P.E. (slope stability), Jeff Butwell, MS consulting metallurgical engineer (metallurgy) and McClelland Metallurgical Laboratories (metallurgical test work).

Qualified Persons

Mr.  Tom Reynolds P.E, of Samuel Engineering is the qualified person as defined by National Instrument 43-101 of the Canadian Securities Administrators and is solely responsible for the contents of the Feasibility Study. Mr. Jaye Pickarts P.E. (Knight Piesold) is the qualified person for the process design; Mr. Alan Noble P.E. (Ore Reserve Engineering) is the qualified person for the mineral resource modeling; Mr. Don Tschbrun (Pincock Allen and Holt) is the qualified person for mine planning and mineral reserve estimating.

An updated technical report completed August 16th, 2006 summarizing the Feasibility Study and meeting the requirements of NI 43-101 has been filed with the appropriate regulatory agencies and can be viewed on the Company’s website at www.gryphongold.com/i/pdf/NI43-101_BorealisGoldProject.pdf. Mr. Jaye Pickarts P.E. is the qualified person and principal author of the NI 43-101 technical report.

Gryphon Gold also announced that it has engaged Roth Investor Relations to assist the Company in its public recognition program activities in North America. The New Jersey based firm has concentrated on working with the mining industry for the past 20 years and will aid management in raising the Company’s profile in the investment community.

Gryphon Gold is a Nevada corporation in the business of acquiring and developing gold properties in North America. Gryphon Gold’s principal asset is the 27.5 square mile (1.33 million ounce Measured & Indicated) Borealis property located in the Walker Lane gold belt of western Nevada. At present the Company has 41 million shares outstanding with a net cash balance of US $7.0 million at July 31st, 2006.

Full financial statements and securities filings are available on our website: www.gryphongold.com  and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Executive Vice President by ph: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

This press release was reviewed by Matt R. Bender, MBA, P.E., Vice President of Gryphon Gold, a qualified person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titled “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. All mineral reserves and mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum; inferred mineral resources have not been included in the corresponding economic analyses in the Feasibility Study because they are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.